EXHIBIT 99.01

I, Steven W. Robertson, President and Chief Executive Officer of The Keller Manufacturing Company, Inc., certify that (i) the Annual Report on Form 10-K for the year ended December 31, 2002, (the “Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, and (ii) the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of The Keller Manufacturing Company, Inc. as of the dates and for the periods set forth therein.

/s/ Steven W. Robertson Steven W. Robertson Vice President-Finance, Treasurer and President and Chief Executive Officer March 28, 2003